Exhibit 4.1

ATENTO S.A.

Société anonyme

1 rue Hildegard Von Bingen, L-1282 Luxembourg

R.C.S. Luxembourg B185761

STATUTS COORDONNES AU 02 avril 2021

A. NAME - PURPOSE – DURATION - REGISTERED OFFICE

Article 1 Name

There exists a public limited company (société anonyme) under the name “Atento S.A.” (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2 Purpose

2.1 The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2 The Company may further guarantee, grant security, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company.

2.3 The Company may raise funds especially through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any type in accordance with Luxembourg law.

2.4 The Company may carry out any commercial, industrial, financial, real estate, intellectual property or other activities which it considers useful for the accomplishment of these purposes.

Article 3 Duration

3.1 The Company is incorporated for an unlimited period of time.

3.2 It may be dissolved at any time and with or without cause by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 4 Registered office

4.1 The registered office of the Company is in the municipality of Luxembourg, Grand Duchy of Luxembourg.

4.2 The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

4.3 Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4 In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

B. SHARE CAPITAL – SHARES

5.1 The Company’s share capital is set at thirty-three thousand nine hundred and seventy-eight euro eighty-five cents (EUR 33,978.85), represented by fifteen million (15,000,000) shares without nominal value.

5.2 The Company’s issued share capital may be increased or reduced (i) by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or (ii) as set out in article 6 hereof.

5.3 Subject to article 6.2 of these articles of association, any new common shares to be paid for in cash will be offered by preference to the existing shareholder(s) in proportion to the number of common shares held by them in the Company’s issued share capital. The board of directors shall determine the period of time during which such preferential subscription right may be exercised. This period may not be less than thirty (30) days from the date of the opening of the subscription as published on the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (the “RESA”) and two Luxembourg newspapers in accordance with the Law. However, subject to the provisions of the Law, the general meeting of shareholders called (i) to resolve upon an increase of the Company’s issued share capital or (ii) at the occasion of an authorization granted to the board of directors to increase the Company’s issued share capital, may limit or suppress the preferential subscription right of the existing shareholder(s) or authorize the board of directors to do so. Such resolution shall be adopted in the manner required for an amendment to these articles of association.

Article 6 Authorized Capital and Bonus Shares

6.1 The Company’s authorized capital, excluding the issued share capital, is set at nine hundred ninety-nine million nine hundred ninety-seven thousand and twenty three euro and fifteen cents (EUR 999,997,023.15).

6.2 The board of directors is hereby authorized to issue common shares, to grant options to subscribe for common shares and to issue any other instruments convertible into common shares within the limit of the authorized share capital, to such persons and on such terms as it shall see fit, and specifically to proceed to such issue without reserving a preferential subscription right for the existing shareholders during a period of time of five (5) years starting from the date of publication of the resolutions of the general meeting of the shareholders of the Company held on 31 May 2017 on the RESA.

6.3 The authorized capital of the Company may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for amendments of these articles of association.

6.4 The board of directors is authorized to allocate existing shares of the Company without consideration or to issue new shares (the “Bonus Shares”) paid-up out of available reserves (i) to employees of the Company or to certain classes of such employees, (ii) to employees of companies or economic interest groupings in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights, (iii) to employees of companies or economic interest groupings which hold directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights of the Company, (iv) to employees of companies or economic interest groupings in which at least fifty per cent (50%) of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at least fifty per cent (50%) of the share capital of the Company and/or (v) to members of the corporate bodies of the Company or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above (the “Beneficiaries of Bonus Shares”). The board of directors sets the terms and conditions of the allocation of Bonus Shares to the Beneficiaries of Bonus

Shares, including the period for the final allocation and any minimum period during which such Bonus Shares cannot be transferred by their holders. The preferential subscription right of existing shareholders is automatically cancelled in case of issuance of Bonus Shares.

6.5 The above authorizations may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

Article 7 Shares

7.1 The Company’s share capital is divided into common shares, without nominal value.

7.2 The common shares of the Company are in registered form only. No fractional common shares shall be issued.

7.3 The common shares are freely transferable, subject to the provisions of the Law and these articles of association. The Company may repurchase its common shares and hold them in treasury subject to the conditions of the Law.

7.4 The Company will recognize only one holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them towards the Company. The Company has the right to suspend the exercise of all rights attached to that share until such representative has been appointed.

7.5 Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company

7.6 A register of shares shall be kept at the registered office of the Company, where it shall be available for inspection by any shareholder. Ownership of registered shares will be established by inscription in such register or, in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). Certificates of such registration shall be issued by the Company or, as the case may be, the registrar, upon request and at the expense of the relevant shareholder and, in the situation described by article 7.10 of these articles of association, to the Depositary (as defined below).

Without prejudice to the conditions for transfer by book entries provided for in article 7.10 of these articles of association, a transfer of registered common shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.7 The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered shares entered therein and the holders of shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The board of directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

7.8 The board of directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

7.9 Subject to the provisions of article 7.10 and article 7.13, the Company may consider the person in whose name the registered common shares are registered in the register of shareholders as the full owner of such registered common shares. In the event that a holder of registered common shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.10 The common shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). Subject to applicable law, the Holder of common shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the common shares directly. The common shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, common shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.11.The board of directors may decide that no entry shall be made in the share register and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as defined below) and ending on the closing of the relevant general meeting.

7.12 All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.9 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.10.

7.13 Where common shares are in registered form and are recorded in the Company’s share register in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a financial institution or a professional depositary or sub-depositary (any such institution, depositary and sub-depositary being referred to hereinafter as a “Depositary”), the Company, subject to having received from the Depositary a proper certification of such record position, will permit the depositor of such book-entry interests to exercise the rights attached to the common shares corresponding to the book-entry interests of the relevant depositor, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the common shares corresponding to the book entry interests for purposes of this article 7 of these articles of association (the “Certificates”). The board of directors may determine formal requirements with which such Certificates must comply.

C. GENERAL MEETINGS OF SHAREHOLDERS

Article 8 Powers of the general meeting of shareholders

8.1 The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

8.2 If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

Article 9 Convening of general meetings of shareholders

9.1 The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the convening notice of such meeting.

9.2 The general meeting of shareholders must be convened by the board of directors upon request in writing indicating the agenda, addressed to the board of directors by one or several shareholders representing at least ten percent (10%) of the Company’s share capital. In such case, the general meeting of shareholders shall be held within a period of one (1) month from the receipt of such request.

9.3 The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies’ Register and published at least fifteen (15) days before the meeting on the RESA and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, the convening notices may be exclusively made by registered mail or, if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication.

9.4 In the event the common shares of the Company are listed on a foreign stock exchange, any general meeting of shareholders shall be convened in accordance with the requirements of such foreign stock exchange applicable to the Company.

9.5 In the event the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the general meeting of the shareholders are entitled to be admitted to the general meeting of shareholders. If the common shares of the Company are listed on a foreign stock exchange, the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of the meeting. In such case, any shareholder, Holder or Depositary, as the case may be, who wishes to attend the general meeting must inform the Company thereof no later than three (3) business days prior to the date of such general meeting, in a manner to be determined by the board of directors in the convening notice. In case of common shares held through the operator of a securities settlement system with a Depositary, a shareholder wishing to attend a general meeting of shareholders should either (i) receive from such Depositary one or more Certificates regarding the number of common shares recorded in the relevant account on the Record Date or (ii) provide voting instructions in respect of their common shares to their Depositary. The Certificates should be submitted to the Company (or its agent appointed in the convening notice) no later than three (3) business days prior to the date of the relevant general meeting. Proxies and voting forms relating to such general meeting must be remitted at the same time. The board of directors may set a shorter period for the submission of the Certificates, proxies or voting forms.

Article 10 Conduct of general meetings of shareholders

10.1 The annual general meeting of shareholders shall be held in Luxembourg at the registered office of the Company or at such other place in Luxembourg as may be specified in the convening notice of such meeting. If such day is a legal or banking holiday, the annual general meeting shall be held on the next following business day. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices.

10.2 A board of the meeting shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the general meeting of sharesholder and who need neither be shareholders, nor members of the board of directors. The board of the meeting shall especially ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3 An attendance list must be kept at any general meeting of shareholders.

10.4 A shareholder (including a Depositary) may act at any general meeting of shareholders by appointing another person as his proxy in writing by a signed document transmitted by mail or by facsimile, electronic mail or any other means of communication authorized by the board of directors. One person may represent several or even all shareholders.

10.5 Shareholders taking part in a meeting of shareholders by conference call, through video conference or by any other means of communication allowing their identification and allowing that all persons taking part in the meeting hear one another on a continuous basis and allowing an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6 Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorized by the board of directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposal submitted to the decision of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favour of, against, or abstain from voting on each proposed resolution by ticking the appropriate box.

10.7 Voting forms which, for a proposed resolution, do not show only (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received no later than three (3) business days prior to the general meeting which they relate to. The board of directors may set a shorter period for the submission of voting forms.

10.8 The board of directors may determine other terms or set conditions that must be respected by a shareholder to participate in any meeting of shareholders in the convening notice (including, but not limited to, longer notice periods).

Article 11 Quorum and vote

11.1 Each common share entitles the holder thereof to one vote in any meetings of shareholders, subject to the provisions of Luxembourg law.

11.2 Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall be adopted by a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account for the calculation of the majority.

Article 12 Amendments of the articles of association

Except as otherwise provided herein, these articles of association may be amended by a majority of at least two thirds (2/3) of the votes validly cast at a general meeting at which a quorum of more than half (1/2) of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the Law and these articles of association which may deliberate regardless of the quorum and at which resolutions are taken at a majority of at least two-thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

Article 13 Change of nationality

The shareholders may change the nationality of the Company in the manner required for the amendment to the articles of association.

Article 14 Adjournment of general meeting of shareholders

Subject to the provisions of the Law, the board of directors may adjourn any general meeting of shareholders for four (4) weeks. The board of directors shall do so at the request of shareholders representing in the aggregate at least twenty percent (20%) of the issued share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article 15 Minutes of general meetings of shareholders

15.1 The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2 Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed, in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors or by any two of its members.

D. MANAGEMENT

Article 16 Composition and powers of the board of directors

16.1 The Company shall be managed by a board of directors composed of at least three (3) but no more than fifteen (15) members. The directors of the Company shall be divided into three (3) classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. Unless revoked in accordance with article 18.4 hereof, the term of office of the initial Class I directors shall expire at the first annual meeting of shareholders occurring after the date of publication of the resolution of the general meeting of shareholders taken on 29 September 2014 on the RESA (the “Filing Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of shareholders occurring after the Filing Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders occurring after the Filing Date. Unless revoked in accordance with article 18.4 hereof, at each annual meeting after the first annual meeting of shareholders occurring after the Filing Date, each director appointed to the class of directors expiring at such annual meeting shall be appointed to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s) or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

16.2 The board of directors is vested with the broadest powers to act in the name of the Company and to take any actions necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these articles of association to the general meeting of shareholders.

Article 17 Daily management

17.1 The daily management of the Company as well as the representation of the Company in relation with such daily management may, in accordance with article 60 of the Law, be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

17.2 The Company may also grant special powers by notarised proxy or private instrument.

Article 18 Appointment, removal and term of office of directors

18.1 The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

18.2 The term of office of a director may not exceed six (6) years and each director shall hold office until a successor is appointed. Directors may be re-appointed for successive terms.

18.3 Each director is appointed by a simple majority vote of the shares present or represented in a general meeting.

18.4 Any director may be removed from office at any time with or without cause, at a general meeting called for that purpose, by affirmative votes representing a simple majority of the votes validly cast at the meeting.

18.5 If a legal entity is appointed as director of the Company, such legal entity must designate a private individual as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be a director of the Company at the same time.

Article 19 Rules of procedure of the board of directors and board committees

19.1 The board of directors determines its rules of conduct in a resolution and establishes such rules in writing.

19.2 The board of directors may (but shall not be obliged to unless required by law) establish one or more committees and for which it shall, if one or more of such committees are set up, appoint the members, who may be, but do not need to be, members of the board of directors (subject always, if the common shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 20 Vacancy in the office of a director

In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next general meeting of shareholders, which shall resolve on the final appointment in compliance with the applicable legal provisions.

Article 21 Convening meetings of the board of directors

21.1 The board of directors shall meet upon call by the chairman, or by any director. Meetings of the board of directors shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting.

21.2 Written notice of any meeting of the board of directors must be given to directors at least twenty-four (24) hours in advance of the time scheduled for the meeting, except in case of emergency, in which case the nature and the reasons of such emergency must be mentioned in the notice. Such notice may be omitted in case of assent of each director in writing, by facsimile, electronic mail or any other similar means of communication, a copy of such signed document being sufficient proof thereof. No prior notice shall be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors which has been communicated to all directors.

21.3 No prior notice shall be required in case all the members of the board of directors are present or represented at a board meeting and waive any convening requirement or in the case of resolutions in writing approved and signed by all members of the board of directors.

Article 22 Conduct of meetings of the board of directors

22.1 The board of directors shall elect among its members a chairman. It may also choose a secretary who does not need to be a director and who shall be responsible for keeping the minutes of the meetings of the board of directors.

22.2 The chairman shall chair all meetings of the board of directors, but in his absence, the board of directors may appoint another director as chairman pro tempore by vote of the majority of directors present at any such meeting.

22.3 Any director may act at any meeting of the board of directors by appointing another director as his proxy in writing, or by facsimile, electronic mail or any other similar means of communication, a copy of the appointment being sufficient proof thereof. A director may represent one or more, but not all of the other directors.

22.4 Meetings of the board of directors may also be held by conference call or video conference or by any other means of communication allowing all persons participating at such meeting to hear one another on a continuous basis and allowing an effective participation in the meeting. The participation in a meeting by these means shall be equivalent to a participation in person at such meeting and the meeting is deemed to be held at the registered office of the Company.

22.5 The board of directors can deliberate or act validly only if at least a majority of the directors are present or represented at a meeting of the board of directors.

22.6 Decisions shall be taken by a majority vote of the directors present or represented at such meeting. In the case of a tie, the chairman shall not have a casting vote.

22.7 Save as otherwise provided by the Law, any director who has, directly or indirectly, an interest in a transaction submitted to the approval of the board of directors which conflicts with the Company’s interest, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

22.9 The foregoing conflict of interest rules shall not apply where the decision of the board of directors relates to current operations entered into under normal conditions.

22.10 The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article 23 Minutes of the meeting of the board of directors

The minutes of any meeting of the board of directors shall be signed by the chairman or, in his absence, by the chairman pro tempore, or by any two (2) directors. Copies or excerpts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman or by any two (2) directors.

Article 24 Dealing with third parties

24.1 The Company shall be bound towards third parties in all circumstances by (i) the joint signature of any two (2) directors or by (ii) the joint signatures or the sole signature of any person(s) to whom such power may have been delegated by the board of directors within the limits of such delegation.

24.2 With respect to matters that constitute the daily management of the Company, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

Article 25 Indemnification

25.1 The members of the board of directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to mandatory provisions of law, every person who is, or has been, a member of the board of directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such a director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

25.2 No indemnification shall be provided to any director or officer (i) against any liability to the Company or its shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors.

25.3 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

25.4 Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this article 25 shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 26 Conflicts of interest

26.1 To the extent required by law, any director who has, directly or indirectly a personal interest in a transaction submitted to the approval of the board of directors which conflicts with the Company’s interests, such director must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction.

26.2 No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that a director has a personal interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

E. AUDIT AND SUPERVISION

Article 27 Auditor(s)

27.1 The Company’s annual accounts shall be audited by one or more approved independent auditors (réviseurs d’entreprises agréés) appointed by the general meeting of shareholders only).

The general meeting of shareholders shall determine the number of auditor(s) and the term of their office which shall not exceed one (1) year and may be renewed for successive one (1) year periods.

27.2. An independent auditor may only be removed by the general meeting of shareholders. An auditor may be reappointed.

F. FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Article 28 Financial year

The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article 29 Annual accounts and allocation of profits

29.1 At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

29.2. From the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

29.3 Sums contributed to a reserve of the Company by a shareholder may also be allocated to the legal reserve if the contributing shareholder agrees with such allocation.

29.4 In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

29.5 Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s annual net profits shall be used in accordance with the Law and these articles of association.

29.6 Dividends which have not been claimed within five (5) years after the date on which they became due and payable revert back to the Company.

Article 30 Interim dividends - Share premium and assimilated premiums

30.1 The board of directors may declare and pay interim dividends subject to the provisions of the Law.

30.2 Any share premium, additional premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G. LIQUIDATION

Article 31 Liquidation

31.1 In the event of dissolution of the Company in accordance with article 3.2 of these articles of association, the liquidation shall be carried out by one or several liquidators, which may be individuals or legal entities, who are appointed by the general meeting of shareholders deciding such dissolution and which shall determine the liquidator’s/liquidators’ powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

31.2 The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of shares of the Company held by them.

H. FINAL CLAUSE - GOVERNING LAW

Article 32 Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.

Suit la traduction en français du texte qui précède :

A. NOM - OBJET - DURÉE - SIÈGE SOCIAL

Article 1 Nom

Il existe une société anonyme dont la dénomination sociale est « Atento S.A. » (ci-après la « Société ») qui sera régie par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la « Loi »), ainsi que par les présents statuts.

Article 2 Objet

2.1 La Société a pour objet la détention de participations, sous quelque forme que ce soit, dans des entités du Grand-Duché de Luxembourg et dans des entités étrangères, de toute autre forme de placement, acquisition par achat, souscription ou de toute autre manière, de même que le transfert par la vente, échange ou de toute autre manière de valeurs mobilières de tout type, ainsi que l’administration, la gestion, le contrôle et la mise en valeur de son portefeuille.

2.2 La Société peut également garantir, accorder des sûretés, accorder des prêts ou assister de toute autre manière des sociétés dans lesquelles elle détient une participation directe ou indirecte ou un droit de quelque nature que ce soit ou qui font partie du même groupe de sociétés que la Société.

2.3 La Société peut lever des fonds, notamment en faisant des emprunts sous toute forme ou en émettant toute sorte d’obligations, de titres ou d’instruments de dettes, d’obligations garanties ou non garanties, et d’une manière générale en émettant toute sorte de dette, capitaux propres et/ou autres valeurs mobilières de tout type conformément à la loi Luxembourgeoise.

2.4 La Société pourra exercer toute activité de nature commerciale, industrielle, financière, immobilière, de propriété intellectuelle ou d’autres activités qu’elle estime utiles pour l’accomplissement de ces objets.

Article 3 Durée

3.1 La Société est constituée pour une durée illimitée.

3.2 Elle pourra être dissoute à tout moment et sans cause par une décision de l’assemblée générale des actionnaires, prise aux conditions requises pour une modification des présents statuts.

Article 4 Siège social

4.1 Le siège social de la Société est établi dans la commune de Luxembourg, Grand-Duché de Luxembourg.

4.2 Le conseil d’administration peut transférer le siège social de la Société au sein de la même commune ou dans toute autre commune du Grand-Duché de Luxembourg et modifier, si nécessaire, ces statuts afin de refléter le changement de siège social.

4.3 Des succursales ou bureaux peuvent être créés, tant au Grand-Duché de Luxembourg qu’à l’étranger, par décision du conseil d’administration.

4.4 Dans l’hypothèse où le conseil d’administration estimerait que des événements extraordinaires d’ordre politique, économique ou social ou des catastrophes naturelles se sont produits ou seraient imminents, de nature à interférer avec l’activité normale de la Société à son siège social, il pourra transférer provisoirement le siège social à l’étranger jusqu’à la cessation complète de ces circonstances exceptionnelles ; ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire, restera luxembourgeoise.

B. CAPITAL SOCIAL – ACTIONS

Article 5 Capital social

5.1 Le capital social de la Société est de trente-trois mille neuf cent soixante-dix-huit euros et quatre-vingt-cinq cents (EUR 33.978,85), représenté par quinze millions (15.000.000) actions sans valeur nominale.

5.2 Le capital social émis de la Société peut être (i) augmenté ou réduit par une décision de l’assemblée générale des actionnaires de la Société, prise aux conditions requises pour la modification des présents statuts ou (ii) dans les conditions prévues par l’article 6.

5.3 Sous réserve de l’article 6.2 des présents statuts, toute nouvelle action ordinaire libérée en numéraire doit être proposée par préférence à l’ (aux) actionnaire(s) existant(s) en proportion du nombre d’actions ordinaires qu’ils détiennent dans le capital social émis de la Société. Le conseil d’administration doit déterminer la période durant laquelle ce droit préférentiel de souscription peut être exercé. Cette période ne peut être inférieure à trente (30) jours à compter de l’ouverture de la souscription telle que publiée dans la Gazette Officielle du Grand-duché de Luxembourg, le Recueil électronique des sociétés et associations (le « RESA ») et deux journaux luxembourgeois, conformément à la Loi. Cependant, sous réserve des dispositions de la Loi, l’assemblée générale des actionnaires appelée (i) à statuer sur une augmentation de capital social émis de la Société ou (ii) à l’occasion d’une autorisation donnée au conseil d’administration pour augmenter le capital social émis de la Société ou (ii) à l’occasion d’une autorisation donnée au conseil d’administration pour augmenter le capital social émis de la Société, peut limiter ou supprimer le droit préférentiel de souscription de l’ (des) actionnaire(s) existant(s) ou peut autoriser le conseil d’administration à le faire. Une telle résolution devra être adoptée selon les conditions requises pour la modification des présents statuts.

Article 6 Capital autorisé et actions gratuites

6.1 Le capital social autorisé de la société, excluant le capital social émis, est de neuf cent quatre-vingt-dix-neuf millions neuf cent quatre-vingt-dix-sept mille vingt-trois euros et quinze cents (EUR 999.997.023,15).

6.2 Par les présentes, le conseil d’administration est autorisé à émettre des actions ordinaires, à attribuer des options de souscription d’actions ordinaires et à émettre tout autre type d’instruments convertibles en actions ordinaires dans la limite du capital autorisé aux termes et conditions et au profit de bénéficiaires qu’il jugera opportuns, et plus précisément de procéder à une telle émission sans un droit préférentiel de souscription aux actions nouvelles ne soit réservé aux actionnaires existants pour une durée de cinq (5) ans à compter de la date de publication dans le RESA de la décision des actionnaires prise en assemblée générale des actionnaires le 31 mai 2017.

6.3. Le capital autorisé de la Société peut être augmenté ou réduit par une décision de l’assemblée générale des actionnaires, adoptée aux conditions requises pour la modification des statuts.

6.4 Le conseil d’administration est autorisé à attribuer les actions existantes de la Société sans contrepartie ou d’émettre de nouvelles actions (les « Actions Gratuites ») libérées depuis les réserves disponibles (i) aux employés de la Société ou à certaines catégories de ces employés, (ii) aux employés de sociétés ou de groupements d’intérêts économiques dans lesquels la Société détient directement ou indirectement au moins dix pour cent (10%) du capital social ou des droits de vote, (iii) aux employés de sociétés ou de groupements d’intérêts économiques qui détiennent directement ou indirectement au moins dix pour cent (10%) du capital social ou des droits de vote de la Société, (iv) aux employés de sociétés ou de groupements d’intérêts économiques dans lesquels au moins cinquante pour cent (50%) du capital social ou des droits de vote sont détenus directement ou indirectement, par une société, qui détient elle-même, directement ou indirectement, au moins cinquante pour cent (50%) du capital social de la Société et/ou (v) aux membres des organes sociaux de la Société ou des sociétés ou groupements d’intérêts économiques mentionnés sous les points (ii) à (iv) ci-dessus (les « Bénéficiaires d’Actions Gratuites »). Le conseil d’administration fixe les conditions de distribution des Actions Gratuites aux Bénéficiaires d’Actions Gratuites, incluant la date d’attribution et toute période minimale durant laquelle ces Actions Gratuites ne pourront pas être transférées par leurs propriétaires. Le droit préférentiel de souscription des actionnaires existants est annulé automatiquement dans le cas d’émission d’Actions Gratuites.

6.5 Les autorisations ci-dessus pourront être renouvelées par une décision de l’assemblée générale des actionnaires adoptée aux conditions requises pour une modification des présents statuts et conformément aux dispositions de la Loi, à chaque fois pour une période ne pouvant excéder une durée de cinq (5) ans.

Article 7 Actions

7.1 Le capital social de la Société est divisé en actions ordinaires, sans valeur nominale.

7.2 Les actions ordinaires de la Société sont uniquement sous forme nominative. La Société ne peut pas émettre des fractions d’actions ordinaires.

7.3 Les actions ordinaires sont librement cessibles, conformément aux dispositions de la Loi et des statuts. La Société peut racheter ses actions communes et les mettre en trésorerie dans les conditions prévues par la Loi.

7.4 La Société ne reconnaît qu’un seul titulaire par action. Dans l’hypothèse où une action serait détenue par plusieurs personnes, un représentant unique devra être nommé afin de les représenter vis-à-vis de la Société. La Société a le droit de suspendre l’exercice de tout droit attaché à cette action jusqu’à ce que le représentant soit nommé.

7.5 Le décès, la suspension des droits civils, la dissolution, la faillite ou l’insolvabilité ou tout autre évènement similaire concernant n’importe quel actionnaire n’entraîne pas la dissolution de la Société.

7.6 Un registre d’actions ordinaires sera conservé par la Société et mis à disposition aux fins de consultation par n’importe quel actionnaire. Ce registre contient toutes les informations requises par la Loi et la propriété des actions est établie par inscription dans ledit registre ou dans l’hypothèse de registres séparés ont été décidés conformément à l’article 7.7 dans ces registres. Des certificats d’enregistrement seront émis par la Société à la demande et aux frais de l’actionnaire en question et, dans la situation décrite par l’article 7.10 de ces statuts, au Dépositaire (comme défini ci-dessus).

Sans préjudice des conditions de transfert par inscription prévues par l’article 7.10 de ces statuts, un transfert d’actions nominatives ordinaires se fera par le biais d’une déclaration de transfert dans le registre approprié, daté et signé par le cédant et le cessionnaire ou par leur représentant dûment autorisé ou par la Société après notification du transfert ou de l’acceptation du transfert par la Société. La Société peut accepter et enregistrer dans le registre approprié un transfert sur la base d’une notification ou autre document documentant l’accord entre le cédant et le cessionnaire.

7.7 Le conseil d’administration peut désigner des greffiers au sein de différentes juridictions qui tiendront un registre distinct pour les actions nominatives inscrites dessus et les titulaires de ces actions pourront choisir d’être inscrits sur un de ces registres et d’être transférés d’un registre à l’autre. Le conseil d’administration peut cependant imposer des restrictions au transfert des actions ordinaires qui sont inscrites, cotées, négociées ou ont été placées dans certaines juridictions conformément aux conditions applicables à cet égard. Un transfert au registre tenu au siège social de la Société peut toujours être demandé.

7.8 Le conseil d’administration peut cependant imposer des restrictions au transfert des actions ordinaires qui sont inscrites, cotées, négociées ou ont été placées dans certaines juridictions conformément aux conditions applicables à cet égard. Un transfert au registre tenu au siège social de la Société peut toujours être demandé.

7.9 Sous réserve des stipulations des articles 7.10 et 7.13, la Société peut considérer la personne au nom de laquelle les actions ordinaires nominatives sont enregistrées dans le registre d’actionnaires comme le propriétaire de ces actions ordinaires nominatives. Dans l’hypothèse où le titulaire de ces actions ordinaires nominatives ne fournirait pas une adresse par écrit à laquelle toutes les avis et notifications de la Société peuvent être envoyés, la Société pourra autoriser à cet effet l’inscription d’une notification dans le registre d’actionnaires et l’adresse de ce titulaire sera considérée comme étant celle du siège social de la Société ou toute autre adresse indiquée par la Société ultérieurement, jusqu’à ce qu’une adresse différente soit indiquée par écrit par le titulaire des actions à la Société. Le titulaire peut, à tout moment, modifier son adresse telle qu’inscrite dans le registre des actionnaires au moyen d’une notification écrite adressée à la Société.

7.10 Les actions ordinaires peuvent être détenues par un détenteur (le « Détenteur ») par le biais d’un système de règlement-livraison de titres ou un Dépositaire (tel que défini ci-dessous). Sous réserve du droit applicable, le Détenteur d’actions ordinaires détenues dans un tel compte titres fongibles a les mêmes droits et obligations que si le Détenteur détenait les actions directement. Les actions ordinaires détenues à travers un système de règlement-livraison de titres ou un Dépositaire sont enregistrées dans un compte ouvert au nom du Détenteur et peuvent être transférées d’un compte à l’autre conformément aux procédures habituelles pour le transfert des titres enregistrés comme une inscription en compte. Cependant, la société procèdera au versement des dividendes, s’il en existe, et à tout autre versement en numéraire, actions ordinaires ou autres titres, s’il en existe, uniquement au système de règlement-livraison de titres ou au Dépositaire inscrit au registre des actions ou conformément aux instructions de tels systèmes de règlement-livraison de titres ou Dépositaire. Un tel paiement déchargera intégralement la Société de ses obligations à cet égard.

7.11 Le conseil d’administration peut décider qu’aucune inscription ne sera faite dans le registre des actions et qu’aucune notification de transfert ne sera reconnue par la Société et par le(s) greffier(s) à compter de la Date d’Enregistrement (telle que définie ci-dessous) et jusqu’à la levée de séance d’une telle assemblée générale.

7.12 Toute communication et notification devant être envoyée à un actionnaire titulaire d’actions nominatives sera réputée valablement effectuée à la dernière adresse communiquée par cet actionnaire à la Société, conformément à l’article 7.9 ou, si aucune adresse n’a été communiquée par l’actionnaire, le siège social de la Société ou tout autre adresse inscrite par la Société dans le registre à tout moment conformément à l’article 7.10.

7.13 Lorsque les actions sont nominatives et sont enregistrées dans le registre d’actionnaires au nom de ou pour le compte d’un système de règlement-livraison de titres ou l’opérateur d’un tel système et, enregistrées comme une inscription en compte dans les comptes d’un dépositaire professionnel ou de tout sous-dépositaire (tout dépositaire et sous dépositaire étant désignés ci-après comme un « Dépositaire »), la Société, sous réserve d’avoir reçu du Dépositaire un certificat en bonne et due forme, permettra au dépositaire d’une telle inscription en compte d’exercer les droits attachés aux actions ordinaire correspondantes à l’inscription en compte du dépositaire concerné, incluant notamment la réception de notification des assemblées générales, l’admission et le vote aux assemblées générales et devra considérer le Dépositaire comme le détenteur des actions ordinaires correspondant à une inscription en compte aux fins de l’article 7 de ces statuts (les «Certificats»). Le conseil d’administration peut déterminer les conditions que ces certificats devront remplir.

C. DECISIONS DES ACTIONNAIRES

Article 8 Pouvoirs de l’assemblée générale d’actionnaires

8.1 Les actionnaires exercent leurs droits collectifs en assemblée générale d’actionnaires. Toute assemblée générale d’actionnaires de la Société régulièrement constituée représente l’ensemble des actionnaires de la Société. L’assemblée générale des actionnaires est investie des pouvoirs qui lui sont expressément réservés par la Loi et par les présents statuts.

8.2 Si la Société a un actionnaire unique, toute référence faite à « l’assemblée générale des actionnaires » devra, selon le contexte et le cas échéant, être entendue comme une référence à « l’actionnaire unique », et les pouvoirs conférés à l’assemblée générale des actionnaires devront être exercés par l’actionnaire unique.

Article 9 Convocation de l’assemblée générale des actionnaires

9.1 L’assemblée générale des actionnaires de la Société peut, à tout moment, être convoquée par le conseil d’administration, aux lieux et date indiqués dans la convocation à une telle assemblée.

9.2 L’assemblée générale des actionnaires doit être convoquée par le conseil d’administration sur demande écrite indiquant l’ordre du jour adressée au conseil d’administration par un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société. Dans ce cas, l’assemblée générale des actionnaires devra être tenue dans un délai d’un (1) mois à compter de la réception de cette demande.

9.3 Les convocations pour toute assemblée générale des actionnaires contiennent la date, l’heure, le lieu et l’ordre du jour de l’assemblée et pourront être effectuées au moyen d’annonces déposées auprès du Registre de Commerce et des Sociétés et publiées au moins quinze (15) jours avant l’assemblée, au RESA et dans un journal publié au Luxembourg. Dans ce cas, les convocations par lettre doivent être envoyées au moins huit (8) jours avant l’assemblée générale aux actionnaires en nom, par lettre missive. Alternativement, les convocations peuvent être faites uniquement par lettre recommandée ou, si les destinataires ont accepté individuellement de recevoir les convocations par d’autres moyens de communication garantissant l’accès à l’information, par ce moyen de communication.

9.4 Dans l’hypothèse où les actions ordinaires de la Société seraient cotées sur un marché étranger, toute assemblée générale d’actionnaires doit être convoquée dans le respect des exigences d’un tel marché étranger.

9.5 Dans l’hypothèse où les actions ordinaires de la Société ne seraient pas cotées sur un marché étranger, tous les actionnaires inscrits sur le registre des actionnaires le jour de l’assemblée générale des actionnaires ont le droit d’être admis à l’assemblée générale des actionnaires. Si les actions ordinaires de la Société sont cotées sur un marché étranger, le conseil d’administration peut déterminer une date et une heure avant l’assemblée générale comme date d’enregistrement pour l’admission à l’assemblée générale des actionnaires (la « Date d’Enregistrement»). Cette date ne peut être inférieure à cinq (5) jours avant la date de l’assemblée générale. Dans un tel cas, tout actionnaire, Détenteur ou Dépositaire, selon les cas, souhaitant assister à l’assemblée générale doit informer la Société au plus tard trois (3) jours ouvrés avant la date de cette assemblée, selon les modalités précisées par le conseil d’administration dans la convocation. Dans le cas où les actions ordinaires seraient détenues par l’opérateur d’un système de

règlement-livraison de titres avec un Dépositaire, un actionnaire souhaitant assister à une assemblée générale d’actionnaires doit (i) soit recevoir de ce Dépositaire un ou plusieurs Certificats portant sur le nombre d’actions ordinaires inscrites dans le compte en question à la Date d’Enregistrement soit (ii) fournir les instructions de vote à l’égard des actions ordinaires nominatives à leur Dépositaire. Les Certificats devront être présentés à la Société (ou son agent nommé dans la convocation) au plus tard trois (3) jours ouvrés avant la date de l’assemblée en question. Les procurations et les formulaires de vote ayant trait à cette assemblée générale doivent être remis au même moment. Le conseil d’administration peut raccourcir la période de soumission de tels Certificat, procurations, ou formulaires de vote.

Article 10 Conduite des assemblées générales d’actionnaires

10.1 L’assemblée générale annuelle des actionnaires doit être tenue à Luxembourg, au siège social de la Société ou à tout autre endroit au Luxembourg tel qu’indiqué dans la convocation. Si la date indiquée est un jour férié bancaire, l’assemblée générale des actionnaires aura lieu le jour ouvrable suivant. Les autres assemblées générales d’actionnaires pourront se tenir à l’endroit et l’heure indiqués dans les convocations respectives.

10.2 Un bureau de l’assemblée doit être constitué à chaque assemblée générale d’actionnaires, composé d’un président, d’un secrétaire et d’un scrutateur, chacun devant être nommé par l’assemblée générale des actionnaires et sans qu’il ne soit nécessaire que ces membres du bureau de l’assemblée soient actionnaires ou membres du conseil d’administration. Le bureau doit notamment s’assurer que l’assemblée est tenue en conformité avec les règles applicables et, en particulier, en conformité avec les règles relatives à la convocation, aux conditions de majorité, au partage des voix et à la représentation des actionnaires.

10.3 Une liste de présence doit être tenue à toute assemblée générale d’actionnaires.

10.4 Un actionnaire (y compris un Dépositaire) peut participer à toute assemblée générale des actionnaires en désignant une autre personne comme son mandataire par écrit à l’aide d’un document signé transmis par courrier ou par télécopie, courrier électronique ou par un autre moyen de communication autorisé par le conseil d’administration. Une personne peut représenter plusieurs actionnaires, voire tous.

10.5 Les actionnaires qui prennent part à une assemblée d’actionnaires par conférence téléphonique, vidéoconférence ou par tout autre moyen de communication permettant leur identification et permettant à toutes les personnes participant à l’assemblée de s’entendre mutuellement sans discontinuité, garantissant une participation effective à l’assemblée, sont réputés être présents pour le calcul du quorum et des voix, à condition que de tels moyens de communication soient disponibles sur les lieux de l’assemblée.

10.6 Chaque actionnaire peut voter à une assemblée générale des actionnaires au moyen d’un bulletin de vote signé, envoyé par courrier, courrier électronique, télécopie ou tout autre moyen de communication autorisé par le conseil d’administration et délivrée au siège social de la Société ou à l’adresse indiquée dans la convocation. Les actionnaires ne peuvent utiliser que les bulletins de vote fournis par la Société qui indiquent au moins le lieu, la date et l’heure de l’assemblée, l’ordre du jour de l’assemblée, les résolutions soumises à l’assemblée, ainsi que pour chaque résolution, trois cases à cocher permettant à l’actionnaire de voter en faveur ou contre la résolution proposée, ou d’exprimer une abstention par rapport à chacune des résolutions proposées, en cochant la case appropriée.

10.7 Les bulletins de vote qui, pour une résolution proposée, n’indiquent pas uniquement (i) un vote en faveur ou (ii) contre une résolution proposée ou (iii) exprimant une abstention sont nuls au regard de cette résolution. La Société ne tiendra compte que des bulletins de vote reçus au plus tard trois (3) jours ouvrés avant la tenue de l’assemblée générale des actionnaires à laquelle ils se rapportent. Le conseil d’administration peut choisir un période plus courte pour soumettre les bulletins de vote.

10.8 Le conseil d’administration peut déterminer dans la convocation d’autres modalités ou établir des conditions devant être respectées par un actionnaire afin de participer à une assemblée d’actionnaires (y compris, mais non limité à des préavis plus importants).

Article 11 Quorum et vote

11.1 Chaque action ordinaire donne droit au détenteur à une voix lors de toute assemblée générale d’actionnaires, conformément aux dispositions de la loi Luxembourgeoise.

11.2 Sauf disposition contraire de la Loi ou des statuts, les décisions prises en assemblée générale d’actionnaires dûment convoquée sont adoptées à la majorité simple des voix valablement exprimées quelle que soit la part du capital social représenté. Les abstentions et les votes blancs ou nuls ne sont pas pris en compte pour le calcul de la majorité.

Article 12 Modification des statuts

Sauf disposition contraire, les présents statuts peuvent être modifiés à la majorité des deux-tiers des voix (2/3) des actionnaires valablement exprimées lors d’une assemblée générale des actionnaires à laquelle plus de la moitié (1/2) du capital social de la Société est présente ou représentée. Si le quorum n’est pas atteint à une assemblée, une seconde assemblée pourra être convoquée dans les conditions prévues par la Loi et les présents statuts qui pourra alors délibérer quel que soit le quorum et au cours de laquelle les décisions seront adoptées à la majorité des deux-tiers des voix valablement exprimées. Les abstentions et les votes blancs ou nuls ne sont pas pris en compte.

Article 13 Changement de nationalité

Les actionnaires peuvent changer la nationalité de la Société aux conditions requises pour la modification des statuts.

Article 14 Ajournement des assemblées générales des actionnaires

Dans les conditions prévues par la Loi, le conseil d’administration peut ajourner de quatre (4) semaines une assemblée générale d’actionnaires. Le conseil d’administration peut prendre une telle décision à la demande des actionnaires représentant au total au moins vingt pour cent (20%) du capital social émis de la Société. Dans l’hypothèse d’un ajournement, toute décision déjà adoptée par l’assemblée générale des actionnaires sera annulée.

Article 15 Procès-verbal des assemblées générales d’actionnaires

15.1 La tenue de toute assemblée générale des actionnaires doit donner suite à un procès-verbal de l’assemblée devant être signé par tous les membres présents à l’assemblée ainsi que par tout autre actionnaire à sa demande.

15.2 Toute copie ou extrait de ces procès-verbaux originaux, à produire dans le cadre de procédures judiciaires ou à remettre à tout tiers devra être certifié(e) conforme à l’original par le notaire dépositaire de l’acte original dans l’hypothèse où l’assemblée aurait été retranscrite dans un acte authentique, ou devra être signé par le président du conseil d’administration ou par deux membres du conseil d’administration.

D. ADMINISTRATION

Article 16 Composition et pouvoirs du conseil d’administration

16.1 La Société est gérée par un conseil d’administration composé d’au moins trois (3) administrateurs et de quinze (15) au plus. Les administrateurs de la Société sont divisés en trois (3) catégories aussi équilibrées en taille que possible, nommées Catégorie I, Catégorie II et Catégorie III. A moins d’être révoqué conformément à l’article 18.4 ci-dessous, le mandat des administrateurs initiaux de Catégorie I expire lors de la première assemblée annuelle des actionnaires qui a lieu après la date de publication de la résolution de l’assemblée générale des actionnaires prise le 29 septembre 2014 au RESA (la « Date de Dépôt »), le mandat des administrateurs initiaux de Catégorie II expire à la seconde assemblée annuelle des actionnaires prenant place après la Date de Dépôt, et le mandat des administrateurs initiaux de catégorie III expire lors de la troisième assemblée annuelle des actionnaires prenant place après la Date de Dépôt. Lors de chaque assemblée annuelle après la première assemblée annuelle ayant lieu après la Date de Dépôt, chaque administrateur nommé dans la catégorie d’administrateur expirant lors de cette assemblée sera nommé jusqu’à la troisième assemblée annuelle suivante et jusqu’à ce que son successeur soit dument élu et qualifié, ou jusqu’à sa mort, démission, révocation ou retraite. Si le nombre d’administrateurs divisés en catégories est par la suite modifié, tout poste d’administrateur créé ou une diminution dans le nombre d’administrateurs entrainera un rééquilibrage entre les catégories afin de rendre les catégories aussi égales que possible en termes de nombre. Le conseil d’administration est autorisé à désigner des membres du conseil d’administration déjà en fonction dans leurs catégories respectives.

16.2 Le conseil d’administration est investi des pouvoirs les plus étendus pour agir au nom de la Société et pour prendre toute mesure nécessaire ou utile afin de réaliser l’objet social de la Société, à l’exception des pouvoirs réservés par la Loi ou par les présents statuts à l’assemblée générale des actionnaires.

Article 17 Gestion journalière

17.1 En conformité avec l’article 60 de la Loi, la gestion journalière de la Société ainsi que la représentation de la Société en relation avec cette gestion journalière peut être déléguée à un ou plusieurs administrateurs, dirigeants ou mandataires, agissant individuellement ou conjointement. Leur nomination, leur révocation et leurs pouvoirs seront déterminés par une décision du conseil d’administration.

17.2 La Société peut également conférer des pouvoirs spéciaux au moyen d’une procuration authentique ou d’un acte sous seing privé.

Article 18 Nomination, révocation et durée des mandats des administrateurs

18.1 Les administrateurs sont élus par l’assemblée générale des actionnaires qui détermine leur rémunération et la durée de leur mandat.

18.2 La durée du mandat d’un administrateur ne peut excéder six (6) ans et chaque administrateur doit rester en fonction jusqu’à ce qu’un successeur ait été désigné. Les administrateurs peuvent faire l’objet de réélections successives.

18.3 Chaque administrateur est élu à la majorité simple des actions présentes ou représentées à une assemblée générale des actionnaires.

18.4 Un administrateur peut être révoqué à tout moment et sans motif, lors d’une assemblée générale réunie à cet effet, par le vote positif des détenteurs représentant la majorité simple des voix exprimés lors de la réunion.

18.5 Si une personne morale est nommée en tant qu’administrateur de la Société, cette personne morale doit désigner une personne physique en qualité de représentant permanent qui doit assurer cette fonction au nom et pour le compte de la personne morale. La personne morale peut révoquer son représentant permanent uniquement s’il nomme simultanément son successeur. Une personne physique peut uniquement être le représentant permanent d’un seul (1) administrateur de la Société et ne peut être simultanément un administrateur de la Société.

Article 19 Règles de procédure du conseil d’administration et des comités du conseil

19.1 Le conseil d’administration détermine ses règles de conduite dans une résolution et établit ces règles par écrit.

19.2 Le conseil d’administration peut (mais n’est pas obligé, à moins que cela ne soit requis par la loi) établir un ou plusieurs comités pour lesquels il peut, si un ou plusieurs comités sont établis, nommer des membres, qui peuvent être des membres du conseil d’administration (toujours conformément aux règles du marché étranger si les actions ordinaires de la Société sont cotées à l’étranger et/ou de l’autorité compétente relative à cette cotation), déterminer leur objet, pouvoirs et autorités ainsi que les procédures et autres règles applicables.

Article 20 Poste vacant d’administrateur

Dans l’hypothèse où un poste d’administrateur deviendrait vacant suite au décès, à l’incapacité juridique, à la faillite, à la retraite ou autre, ce poste vacant pourra être comblée à titre temporaire et pour une durée ne pouvant excéder le mandat initial de l’administrateur qui fait l’objet d’un remplacement par les administrateurs restants jusqu’à la prochaine assemblée générale d’actionnaires, appelée à statuer sur la nomination permanente d’un nouvel administrateur en conformité avec les dispositions légales applicables.

Article 21 Convocation aux conseils d’administration

21.1 Le conseil d’administration se réunit à la demande du président, ou de n’importe quel administrateur. Les réunions du conseil d’administration doivent être tenues au siège social de la Société sauf indication contraire dans la convocation.

21.2 Une convocation écrite à toute réunion du conseil d’administration doit être adressée aux administrateurs au moins vingt-quatre (24) heures avant l’heure prévue pour la réunion, sauf en cas d’urgence, auquel cas la nature et les motifs de cette urgence devront être exposés dans la convocation. Cette convocation peut être omise si chaque administrateur y consent par écrit, par télécopie, courrier électronique ou tout autre moyen de communication, une copie dudit document signé constituant une preuve suffisante d’un tel accord. Aucune convocation préalable ne sera exigée pour toute réunion du conseil d’administration dont l’heure et l’endroit auront été déterminés dans une décision précédente adoptée par le conseil d’administration, qui a été communiquée à l’ensemble des membres du conseil d’administration.

21.3 Aucune convocation préalable n’est requise dans l’hypothèse où tous les membres du conseil d’administration sont présents ou représentés à une réunion du conseil d’administration et renonceraient à toute formalité de convocation ou dans l’hypothèse où des résolutions écrites auraient été approuvées et signées par tous les membres du conseil d’administration.

Article 22 Conduite des réunions du conseil d’administration

22.1 Le conseil d’administration élit parmi ses membres un président. Il peut également élire un secrétaire qui n’a pas besoin d’être un administrateur et qui est chargé de la tenue du procès-verbal de chaque conseil d’administration.

22.2 Le président doit présider toute réunion du conseil d’administration, mais, en son absence, le conseil d’administration peut nommer un autre administrateur en qualité de président temporaire par un vote à la majorité des administrateurs présents.

22.3 Tout administrateur peut participer à toute réunion du conseil d’administration en désignant comme mandataire un autre membre du conseil d’administration par écrit, télécopie, courrier électronique ou tout autre moyen analogue de communication, la copie d’une telle désignation constituant une preuve suffisante d’un tel mandat.

22.4 Les réunions du conseil d’administration peuvent se tenir par conférence téléphonique, vidéoconférence ou par tout autre moyen de communication autorisant les personnes participant à de telles réunions de s’entendre les unes les autres de manière continue et permettant une participation effective à ces réunions. La participation à une réunion par ces moyens équivaudra à une participation en personne et la réunion devra être considérée comme ayant été tenue au siège social de la Société.

22.5 Le conseil d’administration ne peut valablement délibérer ou statuer que si la moitié au moins des administrateurs est présente ou représentée au conseil d’administration

22.6 Les décisions sont prises à la majorité des voix des administrateurs présents ou représentés. En cas de partage des voix, le président n’a pas de voix prépondérante.

22.7 Sous réserve des dispositions prévues par la Loi, tout administrateur qui a, directement ou indirectement, un intérêt dans une opération soumise à l’autorisation du conseil d’administration qui serait contraire aux intérêts de la Société, doit informer le conseil d’administration de ce conflit d’intérêts et cette déclaration doit être actée dans le procès-verbal du conseil d’administration. L’administrateur concerné ne peut prendre part ni aux discussions relatives à cette opération, ni au vote y afférent. Ce conflit d’intérêts doit également faire l’objet d’une communication aux actionnaires, lors de la prochaine assemblée générale des actionnaires, et avant toute prise de décision de l’assemblée générale des actionnaires sur tout autre point à l’ordre du jour.

22.9 Les règles du conflit d’intérêts qui précèdent ne s’appliquent pas lorsque la décision du conseil d’administration se rapporte à des opérations courantes, conclues à des conditions normales.

22.10 Le conseil d’administration peut, à l’unanimité, adopter des décisions par voie circulaire en exprimant son consentement par écrit, par télécopie, par courrier électronique ou par tout autre moyen analogue de communication. Chaque administrateur peut exprimer son consentement séparément, l’intégralité des consentements constituant une preuve de l’adoption des décisions. La date d’adoption de ces décisions sera la date de la dernière signature.

Article 23 Procès-verbaux des réunions du conseil d’administration

Les procès-verbaux de toute réunion du conseil d’administration doivent être signés par le président du conseil d’administration, ou en son absence, par le président temporaire, ou par deux (2) administrateurs présents. Des copies ou extraits de ces procès-verbaux qui pourront être produits en justice ou d’une autre manière devront être signés par le président du conseil d’administration ou par deux (2) administrateurs.

Article 24 Relations avec les tiers

24.1 La Société est engagée à l’égard des tiers en toutes circonstances par (i) la signature conjointe de deux (2) administrateurs ou par (ii) la signature unique ou les signatures conjointes de toute(s) personne(s) à laquelle (auxquelles) un tel pouvoir aura été délégué par le conseil d’administration dans les limites d’une telle délégation.

24.2 Concernant les questions relatives à la gestion journalière de la Société, la Société est engagée à l’égard des tiers par la signature de toute(s) personne(s) à laquelle (auxquelles) un tel pouvoir aura été délégué par le conseil d’administration, agissant individuellement ou conjointement dans les limites d’une telle délégation.

Article 25 Indemnisation

25.1 Les membres du conseil d’administration ne sont pas tenus personnellement responsables des dettes ou autres obligations de la Société. En tant que mandataires de la Société, ils sont responsables de l’exécution de leurs obligations. Sous réserve des dispositions impératives de la loi, toute personne qui est ou a été membre du conseil d’administration ou dirigeant de la Société, sera indemnisée par la Société

dans la limite maximale prévue par la loi pour tout engagement et pour toutes les dépenses raisonnablement supportés ou payés par celle-ci en relation avec toute réclamation, action, poursuite ou procédure dans laquelle elle a été impliquée en tant que partie ou autre du fait de ses fonctions d’administrateur ou de dirigeant et pour tout montant payé ou engagé par elle pour le règlement de celles-ci. Les mots « réclamation », « action », « plainte » ou «procédure» s’appliqueront a toutes réclamations, actions poursuites ou procédures (civile, pénale ou autre, comprenant les appels) existantes ou potentielles et les mots « engagements » et « frais » incluront notamment les honoraires d’avocat, les coûts, jugements, montant payés pour le règlement et autres engagements.

25.2 Aucune indemnité ne sera prévue pour tout administrateur ou dirigeant (i) au titre d’une responsabilité vis-vis de la Société ou de ses actionnaires à raison d’une faute intentionnelle, de la mauvaise foi, d’une négligence grave ou d’un manquement délibéré aux devoirs qui lui incombent dans l’exercice de ses fonctions (ii) eu égard à toute situation dans laquelle il aurait finalement été jugé comme ayant agi de mauvaise foi et non dans l’intérêt de la Société ou (iii) dans le cadre d’une transaction, à moins que cette transaction n’ait été approuvée par une juridiction compétente ou par le conseil d’administration.

25.3 Le droit à indemnisation prévu aux présentes sera divisible, n’affectera aucun autre droit dont un administrateur ou un dirigeant bénéficierait aujourd’hui ou bénéficiera à l’avenir, subsistera même si la personne a cessé d’être administrateur ou dirigeant et profitera aux héritiers, exécuteurs testamentaires et administrateurs d’une telle personne. Aucune disposition des présentes ne saurait affecter ou limiter les droits à indemnisation auxquels les salaries de la Société, y compris les administrateurs et les dirigeants de la Société, auraient droit en vertu d’un contrat ou en vertu de la loi. La Société est notamment habilitée à fournir une indemnisation contractuelle a tout salarie de la Société, y compris les administrateurs et les dirigeants de la Société, telle que la Société pourra en décider, en tant que de besoin.

25.4 Les dépenses en relation avec la préparation et la représentation dans le cadre d’une action judiciaire contre toute réclamation, action, poursuite ou procédure ayant le caractère décrit dans le présent article 25 seront avancées par la Société avant tout règlement final de celles-ci sur réception de tout engagement par ou au nom du dirigeant ou de l’administrateur de rembourser ce montant s’il est finalement décidé qu’il n’aura pas droit à être indemnisé en vertu du présent article.

Article 26 Conflits d’intérêt

26.1 Dans la mesure requise par la loi, tout administrateur qui a, directement ou indirectement, un intérêt patrimonial dans une transaction soumise à l’approbation du conseil d’administration qui serait en conflit avec l’intérêt de la Société, doit informer le conseil d’administration d’un tel conflit d’intérêt et doit faire enregistrer sa déclaration dans le procès-verbal de la réunion du conseil d’administration. L’administrateur concerné ne saurait prendre part aux discussions relatives a et ne pourra pas voter sur la transaction concernée.

26.2 Aucun contrat ou autre transaction entre la Société ou toute autre société ou entreprise ne saurait être affectée ou invalidée en raison du fait qu’un ou plusieurs des administrateurs ou dirigeants de la Société a un intérêt dans, ou est un administrateur, collaborateur, dirigeant, mandataire, consultant ou salarié de cette autre société ou entreprise. Tout administrateur ou dirigeant qui est administrateur, dirigeant ou salarié ou autre de toute société ou entreprise avec laquelle la Société conclurait des contrats ou entretiendrait d’autres relations d’affaires ne doit pas, uniquement en raison d’une telle affiliation avec cette autre société ou entreprise, être empêché d’examiner et de voter ou d’agir eu égard à toutes questions concernant ce contrat ou ces affaires.

E. AUDIT ET SURVEILLANCE DE LA SOCIETE

Article 27 Auditeur (s)

27.1 Les comptes annuels de la Société sont audités par un ou plusieurs auditeurs indépendants (réviseurs d’entreprise agréés) nommés uniquement par l’assemblée générale des actionnaires.

L’assemblée générale des actionnaires détermine le nombre d’auditeur(s) et la durée de leur mandat qui ne peut excéder une (1) année et peut être renouvelé pour des périodes successives de un (1) an.

27.2 Un auditeur indépendant peut uniquement être révoqué par l’assemblée générale des actionnaires. Un auditeur peut être nommé à nouveau.

F. EXERCICE SOCIAL - AFFECTATION DES BENEFICES – ACOMPTES SUR DIVIDENDES

Article 28 Exercice social

L’exercice social de la Société commence le premier janvier de chaque année et se termine le trente-et-un décembre de la même année.

Article 29 Comptes annuels et Affectation des bénéfices

29.1 Au terme de chaque exercice social, les comptes sont clôturés et le conseil d’administration dresse un inventaire de l’actif et du passif de la Société, le bilan et le compte de profits et pertes conformément à la Loi.

29.2 Sur les bénéfices annuels nets de la Société, cinq pour cent (5%) au moins seront affectés à la réserve légale. Cette affectation cessera d’être obligatoire dès que et tant que le montant total de la réserve légale de la Société atteindra dix pour cent (10%) du capital social de la Société.

29.3 Les sommes apportées à une réserve de la Société par un actionnaire peuvent également être affectées à la réserve légale, si l’actionnaire apporteur y consent.

29.4 En cas de réduction du capital social, la réserve légale de la Société pourra être réduite en proportion afin qu’elle n’excède pas dix pour cent (10%) du capital social.

29.5 Sur proposition du conseil d’administration, l’assemblée générale des actionnaires décide de l’affectation du solde des bénéfices annuels nets de la Société conformément à la Loi et aux présents statuts.

29.6 Les distributions aux actionnaires seront effectuées en proportion du nombre d’actions qu’ils détiennent dans la Société.

Article 30 Acomptes sur dividendes - Prime d’émission et primes assimilées

30.1 Le conseil d’administration déclare et distribue les acomptes sur dividendes dans le respect des conditions prévues par la Loi.

30.2 Toute prime d’émission, prime additionnelle ou autre réserve distribuable peut être librement distribuée aux actionnaires sous réserve des dispositions de la Loi et des présents statuts.

G. LIQUIDATION

Article 31 Liquidation

31.1 En cas de dissolution de la Société, conformément à l’article 3.2 des présents statuts, la liquidation sera effectuée par un ou plusieurs liquidateurs, qui peuvent être des personnes physiques ou morales, nommés par l’assemblée générale des actionnaires ayant décidé la dissolution de la Société et qui fixera les pouvoirs et émoluments du/des liquidateur(s). Sauf disposition contraire, les liquidateurs disposeront des pouvoirs les plus étendus pour la réalisation de l’actif et du passif de la Société.

31.2 Le surplus résultant de la réalisation de l’actif et du passif sera réparti entre les actionnaires en proportion du nombre des actions qu’ils détiennent dans la Société.

H. DISPOSITION FINALE-LOI APPLICABLE

Article 32 Loi applicable

Tout ce qui n’est pas régi par les présents statuts sera déterminé en conformité avec la Loi.

POUR STATUTS CONFORMES AU 02 AVRIL 2021.